UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2014

CAPITOL BANCORP LTD.

(Exact name of registrant as specified in its charter)

Michigan	001-31708	38-2761672
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Capitol Bancorp Center

200 N. Washington Sq., Lansing, MI

(Address of principal executive offices)

48933

(Zip Code)

517-487-6555
(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

As previously announced, on October 11, 2013, Capitol Bancorp Ltd., a Michigan corporation (“Capitol”), its affiliate Financial Commerce Corporation, a Michigan corporation (“FCC”) and Talmer Bancorp, Inc., a Michigan corporation (the “Purchaser”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) to sell, assign and transfer to Purchaser: (i) all of the issued and outstanding shares of common stock of the Surviving Bank (as defined below); (ii) all bank related contracts; (iii) all right, title and interest to any proceeds received or to be received after December 31, 2012 related to any such contract; (iv) all of the trademarks and service marks registered to Capitol; and (v) certain other assets of Capitol and FCC for a cash purchase price of $4.0 million (collectively, the “Assets”).  In addition, the Purchaser agreed to make an equity contribution into the Surviving Bank at closing in the amount of up to $90 million and to pay $2.5 million of certain post-petition administrative fees and expenses incurred in the Bankruptcy Cases (as defined below), and with respect to any contract or agreement to which Capitol or FCC is a party, pay the amount required to be paid with respect to such contract or agreement to cure all monetary defaults under such contract or agreement to the extent required by Section 365(b) of Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).

On January 1, 2014, Capitol and FCC completed the sale, assignment and transfer of the Assets to Purchaser.  Immediately prior to the completion of the transaction, Indiana Community Bank, an Indiana state-chartered bank, Bank of Las Vegas, a Nevada state-chartered bank and Sunrise Bank of Albuquerque, a New Mexico state-chartered bank were merged with and into Michigan Commerce Bank, a Michigan state-chartered bank, with Michigan Commerce Bank as the surviving entity (the “Surviving Bank”).  Capitol, through its affiliate FCC, previously owned all of the issued and outstanding shares of capital stock of each of Indiana Community Bank, Michigan Commerce Bank, Bank of Las Vegas, and Sunrise Bank of Albuquerque.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety to, the full text of the Purchase Agreement attached as Exhibit 10.1 to Capitol’s Current Report on Form 8-K filed on October 16, 2013, which is incorporated herein by reference.

Item 8.01.  Other Events.

As previously disclosed in its Current Report on Form 8-K filed on August 9, 2012, Capitol, together with FCC (collectively, the “Debtors”) filed voluntary petitions for relief (the “Bankruptcy Cases”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan (the “Bankruptcy Court”). In conjunction with the voluntary petitions, the Debtors filed a proposed Prepackaged Joint Chapter 11 Plan of Reorganization and related Disclosure Statement with the Bankruptcy Court.

Additionally, as previously disclosed in its Current Report on Form 8-K filed on May 21, 2013, on May 16, 2013, the Debtors filed a proposed Joint Liquidating Plan of Capitol Bancorp Ltd. and Financial Commerce Corporation (the “Joint Liquidating Plan”) and related Disclosure Statement with the Bankruptcy Court for the resolution of outstanding claims against and equity security interests in the Debtors. The Joint Liquidating Plan superseded the Prepackaged Joint Plan of Reorganization filed by Capitol and FCC with the Bankruptcy Court in August 2012, which was withdrawn.

On May 22, 2013, the Debtors filed an Amended Disclosure Statement (the “Amended Disclosure Statement”), which superseded the Disclosure Statement filed on May 16, 2013.  As disclosed in its Current Report on Form 8-K on July 18, 2013,  on July 17, 2013, the Debtors filed an Amended Joint Liquidating Plan of Capitol Bancorp Ltd. and Financial Commerce Corporation (the “Amended Joint Liquidating Plan”), which superseded the prior Joint Liquidating Plan of Capitol Bancorp Ltd. and Financial Commerce Corporation.  Several parties in interest, including, but not limited to, the Official Committee of Unsecured Creditors in the Bankruptcy Cases (the “Committee”), filed objections to confirmation of the Amended Joint Liquidating Plan and to final approval of the Amended Disclosure Statement.  On December 31, 2013, the Debors filed a Motion in the Bankruptcy Cases seeking Bankruptcy Court approval of a Settlement Agreement with the Committee which is intended to resolve the Committee’s objections to the Amended Joint Liquidating Plan and the Amended Disclosure Statement (the “Settlement Motion”).  A hearing is scheduled in the Bankruptcy Cases on January 21, 2014, at which hearing the Bankruptcy Court will consider, among other things: (i) the Settlement Motion, (ii) the possible confirmation of the Amended Joint Liquidating Plan, and (iii) the possible final approval of the Amended Disclosure Statement.

The Debtors continue to remain in possession of their assets and properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  The sale and purchase contemplated under the Purchase Agreement were effectuated pursuant to an order of the Bankruptcy Court under Sections 105, 363 and 365 of the Bankruptcy Code approving such transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITOL BANCORP LTD.

Date: January 7, 2014	By:	/s/ Cristin K. Reid
Cristin K. Reid
Corporate President